COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Reports Third Quarter 2005 Operating Results

Income Before Income Taxes Increases 98% over Q2

POWAY, Calif., October 20, 2005 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $68.6 million for the third quarter ended September 24, 2005 compared to $54.9 million for the third quarter ended September 30, 2004 and $51.8 million for the second quarter ended June 25, 2005. Net income for the third quarter of 2005 was $9.6 million or $0.42 per share compared to net income of $5.2 million or $0.24 per share for the third quarter of 2004 and net income of $5.6 million or $0.25 per share for the second quarter of 2005.

Net sales for the first nine months of 2005 were $164.8 million with net income of $21.7 million and net income per share of $0.97 compared to net sales of $138.1 million with net income of $14.2 million and net income per share of $0.65 for the first nine months of 2004. The tax benefit for the nine months ended September 24, 2005 includes approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and a reduction in the valuation allowance on deferred tax assets of approximately $3.3 million.

Orders for the third quarter of 2005 were $72.7 million compared to $71.0 million for the second quarter of 2005. Backlog was $85.9 million at September 24, 2005 and $81.8 million at June 25, 2005. Third quarter 2005 sales of semiconductor test handling equipment accounted for 87.0% of total sales. Sales of television cameras and related equipment were 5.6% of sales and metal detection and microwave communications equipment contributed 7.4% of sales for the same period.

James A. Donahue, President and Chief Executive Officer, commented, “Sales, orders and net income were the highest since 2000. Orders for our high-performance thermal IC handlers set a record for the second consecutive quarter. We also benefited from higher orders for general purpose IC test handlers, which increased 51% from the second quarter and represented 36% of handler unit orders for the quarter.”

Donahue continued, “For several quarters, we have expected revenue from our microwave equipment contract with the United Arab Emirates (UAE) Armed Forces to be recognized. However, we have encountered repeated delays in the acceptance and payment process and we understand that this is not unusual. Our equipment is performing well and we remain confident that we will recognize this revenue. We plan to announce when the acceptance and revenue recognition process for this contract is complete. “

Donahue concluded, “Near term prospects for sales of general purpose pick and place handlers are volatile, as customer forecasts are as dynamic as we’ve seen. Demand for our proprietary thermal systems has been excellent and we expect to report strong operating results for the fourth quarter.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on January 6, 2006 to shareholders of record on December 2, 2005. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s expectations of industry conditions and fourth quarter results, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting its conference call on Thursday, October 20, 2005 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Nine Months Ended (1)
	September 24, 2005	September 30, 2004	September 24, 2005	September 30, 2004
Net sales	$68,610	$54,869	$164,771	$138,145

Cost and expenses:
Cost of sales	41,430	34,503	99,435	81,945
Research and development	7,615	7,188	21,405	19,948
Selling, general and administrative	9,668	7,666	25,492	21,756

	58,713	49,357	146,332	123,649

Income from operations	9,897	5,512	18,439	14,496
Interest income	965	390	2,545	1,346

Income before income taxes	10,862	5,902	20,984	15,842
Income tax provision (benefit) (2)	1,300	700	(700)	1,600

Net income	$9,562	$5,202	$21,684	$14,242

Income per share:
Basic	$0.43	$0.24	$1.00	$0.66
Diluted	$0.42	$0.24	$0.97	$0.65

Weighted average shares used in computing income per share:
Basic	22,021	21,538	21,786	21,480
Diluted	22,915	21,912	22,409	21,988

(1) As a result of a fiscal year end change, both three-month periods contain 13 weeks while the nine-month periods are comprised of 38 weeks in

2005 and 39 weeks in 2004.

(2) The tax benefit for the nine months ended September 24, 2005 includes (a) approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and (b) a reduction in the valuation allowance on deferred tax assets of approximately $3.3 million of which approximately $1.6 million was recorded in the quarter ended September 24, 2005.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	September 24, 2005	December 31, 2004

Assets:

Current assets:
Cash and investments	$122,422	$116,511
Accounts receivable	56,298	32,744
Inventories	43,905	41,515
Deferred taxes and other	23,827	19,906

	246,452	210,676
Property, plant & equipment, net	31,924	31,121
Other assets, primarily goodwill	11,533	8,971

Total assets	$289,909	$250,768

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$12,860	$9,651
Other current liabilities	35,367	26,532

	48,227	36,183
Deferred taxes and other noncurrent liabilities	6,871	6,473
Stockholders’ equity	234,811	208,112

Total liabilities & equity	$289,909	$250,768

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106